Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, July 28, 2016	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE SECOND QUARTER OF 2016

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended June 30, 2016.

The Company promoted a NASCAR triple-header and hosted the Firefly Music Festival in Dover during the second quarter of 2016 and 2015. The Company also hosted the inaugural Big Barrel Country Music Festival during the second quarter of 2015, but this event will not be held during 2016. The Company leases a portion of its Dover facility to the promoter of Firefly (and Big Barrel in 2015), provides logistical assistance and handles certain concessions for which the Company retains a percentage of the gross sales.

Revenues for the second quarter of 2016 were down slightly at $25,253,000 compared with $25,380,000 for the second quarter of 2015, primarily from the cancelation of Big Barrel in 2016 and lower admissions related revenue for the Dover NASCAR weekend, partially offset by higher broadcasting and sponsorship revenue.

Operating and marketing expenses were $13,847,000 in the second quarter of 2016 compared to $13,629,000 in the second quarter of 2015. The increase was primarily due to the scheduled increase in purse and sanction fees for the Dover NASCAR weekend.

General and administrative expenses were consistent at $1,820,000 in the second quarter of 2016 compared to $1,811,000 in the second quarter of 2015.

Depreciation expense decreased to $867,000 in the second quarter of 2016 compared to $1,422,000 in the second quarter of 2015. A change in the estimated useful lives of certain grandstand seats and structures we decided to remove from service following the 2015 fall race weekend resulted in an additional depreciation expense of $655,000 in our second quarter 2015. The decrease in 2016 was partially offset by our first quarter decision to begin renovations to certain facilities this year. Accordingly, we changed the estimated useful lives of these facilities resulting in $68,000 of increased depreciation expense in the second quarter of 2016.

Income from assets held for sale of $606,000 in the second quarter of 2015 represents payments we received in 2015 to extend the closing date of the now expired agreement to sell our Nashville facility.

Net interest expense decreased to $66,000 in the second quarter of 2016 from $86,000 in the second quarter of 2015 as a result of lower outstanding borrowings.

(Provision) benefit for contingent obligation was ($70,000) during the second quarter of 2016 compared to $125,000 during the second quarter of 2015 primarily due to changes in discount rates.

Earnings before income taxes for the second quarter of 2016 were $8,575,000 compared with $9,163,000 for the second quarter of 2015. The results for the second quarter of 2016 include the $68,000 of accelerated depreciation expense and the results for the second quarter of 2015 include the $655,000 of accelerated depreciation and $606,000 of income from assets held for sale. On an adjusted basis, excluding these items, earnings before income taxes for the second quarter of 2016 were $8,643,000 compared to $9,212,000 for the second quarter of 2015.

Net earnings for the second quarter of 2016 were $5,066,000 or $0.14 per diluted share compared to $5,494,000 or $0.15 per diluted share in the second quarter of 2015. Net earnings, adjusted for the aforementioned items, were $5,106,000 or $0.14 per diluted share in the second quarter of 2016 compared to $5,489,000 or $0.15 per diluted share in the second quarter of 2015.

At June 30, 2016, the Company’s total indebtedness was $1,500,000 compared with $2,800,000 at June 30, 2015. During the second quarter this year, the Company repurchased 36,826 shares of its common stock on the open market at an average price of $2.22 per share.

The assets of Nashville Superspeedway are reported as assets held for sale in our consolidated balance sheet at June 30, 2016 and December 31, 2015.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Admissions	$3,682	$4,212	$3,682	$4,212
Event-related	4,542	4,681	4,681	4,691
Broadcasting	17,022	16,486	17,022	16,486
Other	7	1	7	1

	25,253	25,380	25,392	25,390

Expenses:
Operating and marketing	13,847	13,629	15,053	14,738
General and administrative	1,820	1,811	3,774	3,751
Loss on disposal of long-lived assets	—	—	—	40
Depreciation	867	1,422	1,763	2,967

	16,534	16,862	20,590	21,496

Income from assets held for sale	—	606	—	1,033

Operating earnings	8,719	9,124	4,802	4,927
Interest expense, net	(66)	(86)	(125)	(233)
(Provision) benefit for contingent obligation	(70)	125	(56)	102
Other (expense) income	(8)	—	(8)	1

Earnings before income taxes	8,575	9,163	4,613	4,797
Income tax expense	(3,509)	(3,669)	(1,890)	(1,907)

Net earnings	$5,066	$5,494	$2,723	$2,890

Net earnings per common share:
Basic	$0.14	$0.15	$0.07	$0.08

Diluted	$0.14	$0.15	$0.07	$0.08

Weighted average shares outstanding:
Basic	36,245	36,157	36,248	36,155
Diluted	36,245	36,157	36,248	36,155

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP EARNINGS BEFORE INCOME TAXES TO ADJUSTED EARNINGS BEFORE  INCOME TAXES

AND RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
GAAP earnings before income taxes	$8,575	$9,163	$4,613	$4,797
Accelerated depreciation (1)	68	655	159	1,384
Income from assets held for sale (2)	—	(606)	—	(1,033)
Loss on disposal of long-lived assets (3)	—	—	—	40

Adjusted earnings before income taxes	$8,643	$9,212	$4,772	$5,188

GAAP net earnings	$5,066	$5,494	$2,723	$2,890
Accelerated depreciation, net of income taxes (1)	40	389	94	822
Income from assets held for sale, net of income taxes (2)	—	(394)	—	(672)
Loss on disposal of long-lived assets, net of income taxes (3)	—	—	—	24

Adjusted net earnings	$5,106	$5,489	$2,817	$3,064

GAAP net earnings per common share - basic and diluted	$0.14	$0.15	$0.07	$0.08
Accelerated depreciation, net of income taxes (1)	—	0.01	—	0.02
Income from assets held for sale, net of income taxes (2)	—	(0.01)	—	(0.02)
Loss on disposal of long-lived assets, net of income taxes (3)	—	—	—	—

Adjusted net earnings per common share - basic and diluted (4)	$0.14	$0.15	$0.08	$0.08

(1)	During the first quarter of 2016, we began a renovation project of certain track related assets at our Dover International Speedway facility which will take approximately one year to complete. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in the first and second quarters of 2016.

During the first quarter of 2015, we made the decision to remove certain grandstand seating at our Dover International Speedway facility at the end of the 2015 race season. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in the first and second quarters of 2015.

(2)	On May 29, 2014, we entered into an agreement to sell our Nashville Superspeedway facility. The potential buyer made several payments to us to extend the closing date of settlement. A portion of these payments were recognized by us as income from assets held for sale during the first and second quarters of 2015.
(3)	Loss on disposal of long-lived assets is attributable to the decision to remove and dispose of certain grandstand seating at our Dover International Speedway facility.
(4)	The components of earnings per basic and diluted share for the six months ended June 30, 2016 do not add to the adjusted earnings per basic and diluted share due to rounding.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per common share—basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned accelerated depreciation, income from assets held for sale and loss on disposal of long-lived assets. Income taxes are based on our approximate statutory tax rates applicable to each of these items. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to earnings before income taxes, net earnings or net earnings per common share—basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	June 30,	December 31,
	2016	2015	2015
ASSETS
Current assets:
Cash	$1	$480	$1
Accounts receivable	1,565	1,299	173
Inventories	16	116	72
Prepaid expenses and other	977	1,162	1,136
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	44
Prepaid income taxes	—	—	1
Deferred income taxes	—	82	79
Assets held for sale	26,000	26,000	26,000

Total current assets	28,559	29,139	27,506
Property and equipment, net	53,502	55,698	53,542
Other assets	914	903	851
Deferred income taxes	—	561	549

Total assets	$82,975	$86,301	$82,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$647	$554	$137
Accrued liabilities	3,079	5,630	3,215
Payable to Dover Downs Gaming & Entertainment, Inc.	14	22	—
Income taxes payable	1,405	1,840	—
Deferred revenue	2,403	4,107	1,278

Total current liabilities	7,548	12,153	4,630
Revolving line of credit, net	1,500	2,800	5,900
Liability for pension benefits	3,668	4,132	3,790
Provision for contingent obligation	1,783	1,711	1,727
Deferred income taxes	13,703	14,354	14,408

Total liabilities	28,202	35,150	30,455

Stockholders’ equity:
Common stock	1,829	1,822	1,822
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,747	101,622	101,742
Accumulated deficit	(47,578)	(50,859)	(50,301)
Accumulated other comprehensive loss	(3,076)	(3,285)	(3,121)

Total stockholders’ equity	54,773	51,151	51,993

Total liabilities and stockholders’ equity	$82,975	$86,301	$82,448

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2016	2015
Operating activities:
Net earnings	$2,723	$2,890
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1,763	2,967
Amortization of credit facility fees	48	48
Stock-based compensation	171	196
Excess tax benefits from stock-based compensation	(27)	—
Deferred income taxes	(80)	(772)
Provision (benefit) for contingent obligation	56	(102)
Income from assets held for sale	—	(1,033)
Changes in assets and liabilities:
Accounts receivable	(1,392)	(1,160)
Inventories	56	(46)
Prepaid expenses and other	143	(132)
Accounts payable	459	348
Accrued liabilities	(136)	519
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	58	—
Income taxes payable/prepaid income taxes	1,405	2,006
Deferred revenue	1,125	2,759
Liability for pension benefits	(63)	(36)

Net cash provided by operating activities	6,309	8,452

Investing activities:
Capital expenditures	(1,671)	(1,112)
Purchases of available-for-sale securities	(103)	(8)
Proceeds from sale of available-for-sale securities	24	5
Non-refundable payments received related to assets held for sale	—	1,200

Net cash (used in) provided by investing activities	(1,750)	85

Financing activities:
Borrowings from revolving line of credit	12,720	12,640
Repayments on revolving line of credit	(17,120)	(20,600)
Repurchase of common stock	(186)	(121)
Excess tax benefits from stock-based compensation	27	—

Net cash used in financing activities	(4,559)	(8,081)

Net increase in cash	—	456
Cash, beginning of period	1	24

Cash, end of period	$1	$480